                                     EXHIBIT 20.1

Len Cereghino & Co.                     CLIENT:   FLOW INTERNATIONAL
CORPORATE INVESTOR RELATIONS            CONTACT:  Ronald W. Tarrant
2605 Western Ave., Seattle, WA  98121             Chairman & CEO

(206) 448-1996                          (253) 850-3500
NEWS RELEASE

--------------------------------------------------------------------------------

 FLOW INTERNATIONAL COMPLETES ACQUISITION OF ABB PRESSURE SYSTEMS AB OF SWEDEN

     Kent, WA and Vasteras, Sweden - April 1, 1999 -- Flow International Corporation (Nasdaq: FLOW) and Asea Brown Boveri AB (ABB) (ST:ABBa and Nasdaq:ABBBY), today announced Flow has completed the acquisition of ABB Pressure Systems AB. ABB Pressure Systems, (Pressure Systems) based in Vasteras, Sweden, was a wholly-owned subsidiary of ABB AB of Stockholm, Sweden. Pressure Systems is the leading supplier of large, bulk ultrahigh-pressure systems to the food industry and the world leader in isostatic press systems for the automotive and aerospace market.

     "We are delighted to welcome our newest associates from Pressure Systems to our company and look forward to working together to continue to advance ultrahigh-pressure technology to the food, aerospace and automotive markets," said Ronald W. Tarrant, Chairman, President and CEO of Flow. "Based on current backlog, Pressure Systems is expected to add approximately $20 million to our revenues in fiscal 2000, which begins May 1, 1999. In addition, we expect that the acquisition will be accretive to earnings in fiscal 2000."

     Flow International Corporation is the world leader in the development and manufacture of ultrahigh-pressure waterjet technology for advanced commercial application, and a leading provider of robotics and assembly equipment. Flow provides technologically advanced, environmentally-sound solutions to the manufacturing and surface preparation cleaning markets.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS NEWS RELEASE LOOKING FORWARD IN TIME INVOLVE RISKS AND UNCERTAINTIES, INCLUDING RISKS ASSOCIATED WITH ACQUISITIONS, PRODUCT DEMAND, MARKET ACCEPTANCE RISK, PRODUCT INTRODUCTION DELAYS, INTERNATIONAL REGULATORY CHANGES, AND OTHER RISK FACTORS DETAILED THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.


                                         ###

NOTE:  Transmitted on PR Newswire at 8:57 a.m., PST April 1, 1999.